Exhibit 99.1

News Release
CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES CREDIT LINE FINANCING

Mt. Prospect, IL (August 21, 2003) — ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, announced a $700,000 draw on its credit line.

As previously disclosed, ISCO secured a line of credit for up to $4 million from affiliates of its two largest shareholders during October 2002, maturing March 31, 2004, with each funding request at the discretion of the lenders. Periodic updates have been provided as portions of that credit line have been drawn. The fulfillment of this $700,000 request leaves the $4 million facility completely utilized by the Company. No warrants were issued with respect to this transaction. The total number of warrants issued with respect to this credit line facility was 10 million.

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain current financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com